EX-99.1

September 23, 2002

Dear Fellow Shareholders:

I would like to take this opportunity to bring you up to date on matters regarding Commonwealth Energy Corp.

× Appointment of New Directors ➢

On September 13, 2002, William J. Popejoy and Judge Eugene R. Sullivan were named by the Company’s Board of Directors to fill the two remaining vacancies on the Board.

Judge Sullivan graduated from the United States Military Academy and Georgetown University Law Center, and served as editor of the Georgetown Law Journal. His background includes:

•	Served in United States Army for five years, qualified as Ranger/Airborne. Served in Vietnam and was awarded the Bronze Star, the Air Medal and other decorations.

•	Clerked with Chief Judge M.C. Meethes of the United States Court of Appeals (8th Circuit)

•	Served in the White House on the legal defense team

•	Private practice with Patton Boggs law firm in Washington, DC

•	Trial Attorney in the United States Department of Justice, Washington, DC

•	General Counsel of the United States Air Force

•	Chief Legal Advisor to the Director of National Reconnaissance Office (NRO)

•	Senior Judge of the United States Court of Appeals (Armed Forces)

•	Serves on the Executive Committee of the Board of Trustees (Association of Graduates of West Point)

Bill Popejoy received Bachelor and Masters degrees from California State University, Sacramento. Bill has an excellent financial background serving in the following capacities from 1973:

•	President & CEO, “Freddie Mac” (The Federal Home Loan Mortgage Corporation), Washington, DC

•	President, First Charter Financial* (also President & CEO of its subsidiary, American Savings & Loan)

•	President, Far West Savings

•	President & CEO, Financial Federal, Inc.* (holding company over nine savings and loan associations)

•	Chairman & CEO, Financial Corporation of America*, and its subsidiary, American Savings

•	Appointed CEO of Orange County, California during its period of bankruptcy

•	Director & CEO of the California State Lottery

•	Past and present Director/Trustee of various community, charitable and corporate boards

*NYSE listed firm

We are very pleased that these two gentlemen have agreed to serve on our Board. Their excellent credentials and personal integrity will serve us well. This now sets our Board at seven Directors, a number the Company has desired for some time.

× Recent Business Developments ➢

•      Michigan Market Opens

Commonwealth began implementing its expansion plans with our recent market entry into Michigan in August 2002. electricAmerica, our retail electric supply brand, has kicked off a new advertising campaign. A drive-time radio ad campaign consisting of three sixty-second spots hit the airwaves of four major news, sports and talk stations in the Detroit area. Billboard and print advertising will supplement this effort. The advertisements target business customers and emphasize how easy it is for them to save money on electricity from electricAmerica. Please visit our web site at www.electricAmerica.com to hear and see examples of this exciting new campaign. We recently finalized a wholesale supply agreement with a strategic partner, which will enable electricAmerica to provide discounted electricity to Michigan business customers. Our strategic partner in Michigan performed a great deal of due diligence on Commonwealth with respect to our internal systems to acquire, manage and bill retail customers before they would agree to work with Commonwealth. We know of no other service provider that has been able to form this type of alliance with a generation partner. We expect this relationship to grow as we work to expand our customer base in Michigan. I am extremely proud of the hard work of Dick Paulsen and his operations team to make our expansion in Michigan a reality.

•     Large CA Retailer Contract

In August 2002, we signed a long-term contract with a large home improvement firm to provide 117 of their retail stores in California with electricity. We believe we were selected by this nationally recognized retailer because of the proficiencies we have demonstrated as a company.

× Financial Update ➢

•      New Credit Arrangements

As you may be aware, one of the major financial constraints on Commonwealth’s ability to grow our retail electric supply business is that we need an enormous amount of credit to purchase wholesale electricity. Under our past agreements to purchase wholesale power, we have had to use our cash reserves as collateral to obtain credit. For example, under our original contract with Calpine in California, which expired at the end of June 2002, we were required to post a multi-million dollar letter of credit, which had the effect of restricting some of our cash.

We have replaced the Calpine agreement with counter-party agreements, which more closely follow our customers’ usage patterns. These long-term contracts cover the majority of our California load. The restricted cash required for credit has been reduced significantly from the credit provisions established in the concluded Calpine contract. While there can be no assurance that other such agreements will not require us to use cash as collateral to back our credit, we are working to enter into similar agreements with other generators to procure additional capacity.

Using these arrangements, we have essentially been able to increase our credit while restricting less of our cash. We believe that these arrangements have strengthened Commonwealth financially and given us flexibility and leverage to deal from a position of strength when we negotiate strategic alliances.

•     Retail Load Growth

Over the past fiscal year, wholesale electric supply prices dropped significantly. Over the same period, we have been working hard to increase our retail load growth. As a result, our retail load growth and our billed retail load have increased significantly in California and Pennsylvania over the past year. As a result, we have been less susceptible to the effects of the drop in wholesale energy prices. Although our revenues and net income have declined as a result of the drop in wholesale energy prices despite the increase in our customer base, had we not pursued our strategy of increasing our retail customer base, our performance would have suffered even more. As a result, we believe our ability to grow our retail load over the past two fiscal years has resulted in financial performance that is exceptional considering the extraordinary adversity affecting our industry.

•     Historical Procurement Charge

The California Public Utilities Commission (CPUC) recently approved a Historical Procurement Charge (HPC) of 2.7¢ per kWh for all direct access (DA) customers in the Southern California Edison (SCE) territory of California that will remain in place until the CPUC adopts a DA exit fee. While we expect that this charge will significantly impact our cash flow, we do not expect that it will preclude us from participating in the California market.

Commonwealth fought against the CPUC approval of this HPC and we will continue efforts to rescind it. Director of Government Relations, Rebecca Schlanert, and Associate General Counsel, Michael Nelson, have attended numerous seminars and meetings, and I have attended individual private meetings with CPUC Commissioners to attempt to impact this order. We believe our efforts have helped to mitigate the impact of the HPC. For example, at one point, SCE was seeking 8.5¢ per kWh, and this charge was seriously being considered by two of the Commissioners. We believe that our efforts, along with the efforts of others, contributed to the reduction of the HPC to 2.7¢ per kWh.

The passing of this order serves to remind us that selling electricity is a very volatile business and the Company is subject to external forces over which we may have no control. Accordingly, we are continuing to pursue our goals of expanding geographically and diversifying our product offerings, such as marketing energy efficiency products, and exploring the possibility of selling natural gas. We believe that measures such as these will help protect us against the unstable California environment.

× Federal Energy Regulatory Commission (FERC) ➢

Under pressure from the Governor’s office, the CPUC, the California legislature and members of Congress, FERC has preliminarily stated that it intends to retroactively set a “cap” on the wholesale price of power sold during the California Energy Crisis from October, 2000 to June, 2001. This would have the effect of reimbursing the system billions of dollars. During that period, Commonwealth had excess power that was sold back into the Power Exchange as a market taker (we took whatever price was offered; we were not a market maker). While the impact of this decision to Commonwealth is not yet certain, it could potentially require Commonwealth to make a refund to the ISO. Commonwealth will continue to monitor this issue and continue to work with FERC to attempt to minimize its impact.

× Listing of Commonwealth’s Common Stock ➢

We periodically receive inquiries from shareholders regarding when our common stock will become listed on a stock exchange or other market. As we have stated in the past, it is our goal to list our shares. Consistent with our responsibility to make decisions in the best interests of our shareholders, we have sought the advice of market professionals regarding this issue and have concluded that due to the negative economic climate affecting business in general, and the energy sector in particular, we believe that it is not now advisable to list our shares at this time. We are continuing to evaluate the market to determine the best time to take action.

× Conclusion ➢

For the past two and one-half years, the overall business environment in the United States has been down, destroying billions of dollars in investor wealth. The California energy crisis also has had a significant adverse effect upon many companies in the energy industry resulting in many companies not being able to survive. During this period, Commonwealth has continued to adapt to the changing times and has expanded its business base. We continue to look to the future and look for opportunities to enhance shareholder value. Should you require more information about your Company, please go to www.electricAmerica.com.

I thank you for your continued support.

Sincerely,

Ian B. Carter
Chairman and CEO